Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation
Textura Planswift Corporation	Delaware
Submittal Exchange Holdings, LLC	Delaware
Submittal Exchange, LLC	Iowa
LATISTA Technologies, Inc.	Virginia